Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

US Gold Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

US GOLD CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 14, 2011

        The annual meeting of the shareholders of US Gold Corporation ("we," "our," or "US Gold") will be held at 1 King Street West, Grand Banking Hall, Toronto, Ontario, Canada on June 14, 2011 at 4 p.m. Eastern Time. The meeting will be held for the following purposes:

  (1)
  To elect five (5) directors of our company to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

  (2)
  To consider and vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as described in the Compensation Discussion & Analysis, tabular disclosure and accompanying narrative disclosure set forth in our 2011 proxy statement;

  (3)
  To consider and vote on an advisory (non-binding) proposal to determine the frequency with which shareholders of our company shall be entitled to vote on the compensation of our named executive officers;

  (4)
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

  (5)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 26, 2011 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

        Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before May 2, 2011, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the close of business on April 26, 2011. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all record and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

        Shareholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement.

        Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 1:00 a.m. Eastern time on June 14, 2011.

By Order of the Board of Directors
/s/ ROBERT R. MCEWEN Chairman and Chief Executive Officer

Toronto, Ontario
April 27, 2011

US GOLD CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
June 14, 2011

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of US Gold Corporation ("we," "our," "us," or "US Gold"), to be voted at the annual meeting of shareholders to be held at 1 King Street West, Grand Banking Hall, Toronto, Ontario, Canada on June 14, 2011 at 4 p.m. Eastern Time, or at any adjournment or postponement of the meeting.

        In accordance with rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our shareholders over the Internet. We believe that this procedure is more efficient, will save us and our shareholders money and will be more environmentally-sound. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will be available to shareholders on or before May 2, 2011.

        The shares represented by a proxy that is properly executed and returned in time to be voted at the meeting, will be voted in accordance with the instructions contained therein. Submitting the proxy via the Internet or telephone or signing and returning a paper proxy card does not affect a shareholder's right to vote in person at the meeting. If you wish to vote your shares in person at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee, or a copy of your account statement.

        Executed proxies that contain no instructions will be voted FOR each of the individuals nominated to be a director, FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement, to hold the advisory vote on the compensation of our named executive officers every three years, FOR the ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2011 and in accordance with the judgment of the persons named as proxies in the form of proxy on such other business or matters which may properly come before the annual meeting. Other than the matters set forth in the Notice of Annual Meeting, we know of no matters to be brought before the annual meeting.

        Shareholders who execute proxies for the annual meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to us, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

        The cost of the meeting, including the cost of preparing and delivering this proxy statement and proxy, will be borne by us. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

        The holders of record of our common stock, no par value per share, and the holder of the Series A Special Voting Preferred Stock as of April 26, 2011 are entitled to notice of and to vote at the meeting. The holder of the one share of Series A Special Voting Preferred Stock holds the share as trustee for the holders of exchangeable shares of our subsidiary, US Gold Canadian Acquisition Corporation ("Canadian Exchange Co.") as set forth in the Voting and Exchange Trust Agreement among US Gold Corporation, Canadian Exchange Co. and Computershare Trust Company of Canada dated March 22, 2007 ("Voting and Exchange Trust Agreement"). The exchangeable shares were issued in connection with the acquisition of Nevada Pacific Gold Ltd., White Knight Resources Ltd. and Tone Resources Limited (the "Acquisitions") in 2007. Each share of common stock is entitled to one vote. The Series A Special Voting Preferred share is entitled to as many votes as there are exchangeable shares outstanding as of the record date. The voting trustee shall deliver notice of the meeting and related information to the holders of exchangeable shares and the holders of exchangeable shares are entitled to direct the voting trustee to cast one vote for each exchangeable share. The holders of the common stock and the holder of the Series A Special Voting Preferred Stock vote together as a single class.

        On April 26, 2011, there were a total of 135,868,952 shares of common stock and 3,730,600 exchangeable shares (exclusive of shares owned by US Gold and its affiliates) outstanding. The presence in person or by proxy of not less than one-third of the outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting.

        Brokers and other nominees who hold common stock in street name and do not receive instructions from their clients on how to vote on a particular proposal are permitted to vote on routine proposals but not on non-routine proposals. The absence of votes from brokers on non-routine proposals are referred to as broker non-votes. Proposals such as the ratification of the independent registered public accounting firm are considered routine. The election of directors and proposals regarding the compensation of our executive officers are non-routine. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

        There are different voting requirements for the various proposals:

  •
  Directors are elected by a plurality of votes. The five nominees for director who receive the highest number of votes will be elected to the Board of Directors; Abstentions and broker non-votes will have no effect on the election of directors; and

  •
  The following items of business will be approved if they receive the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the meeting:

  •
  The advisory vote on the compensation of our named executive officers as described in this proxy statement ("say-on-pay"); and

  •
  The ratification of appointment of our independent registered public accountant;

  With regard to these two resolutions, abstentions and broker non-votes will be counted as votes against the proposals; and

  •
  The frequency of say-on-pay receiving the highest number of votes (i.e., one year, two years or three years) will be approved. Abstentions and broker non-votes will have no effect on this resolution.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY BY INTERNET, TELEPHONE VOTING OR RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

ii

iii

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

        The Board of Directors currently consists of five members, all of whom are nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Directors and Executive Officers

        The following table reflects our directors and executive officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	61	Chairman of the Board and Chief Executive Officer	2005
Michele L. Ashby(2)(3)	55	Director	2005
Leanne M. Baker(1)(2)	58	Director	2005
Peter Bojtos(1)(3)	62	Director	2003
Declan J. Costelloe(1)(2)(3)	45	Director	2005
Perry Y. Ing	35	Vice President and Chief Financial Officer	—
Ian J. Ball	29	Senior Vice President	—
Stefan Spears	29	Vice President, Projects	—
Nils Engelstad	32	Corporate Secretary	—

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

        All of our directors except Mr. McEwen are independent as defined under the rules of the New York Stock Exchange ("NYSE"), as published in the Listed Company Manual ("NYSE Rules").

        The following information summarizes the business experience of our officers and directors and persons nominated to be our directors for at least the last five years:

Our Directors

        Robert R. McEwen.    Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005. Mr. McEwen is also Executive Chairman, President, Chief Executive Officer and Director of Minera Andes, Inc. ("Minera Andes"), a gold and silver producer and copper exploration company with securities traded on the Toronto Stock Exchange ("TSX") and the OTC Bulletin Board. From 1994 to December 2010, Mr. McEwen also served as Chairman and Chief Executive Officer of Lexam Explorations Inc. ("Lexam"). Lexam combined with VG Gold Corp. in 2011 and is now known as Lexam VG Gold Inc. ("Lexam VG"). Mr. McEwen is Non-executive Chairman of Lexam VG, which securities trade on the TSX. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is a corporation organized under the laws of the Province of Ontario, Canada, engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the TSX and NYSE. Our Board believes that Mr. McEwen's nearly 30 years of experience in the mining industry, and particularly the experience he developed by guiding Goldcorp Inc. from a start-up into a senior gold producer, provides Mr. McEwen with the desired skills, attributes and qualifications to serve as a member of our Board.

        Michele L. Ashby.    Ms. Ashby is the Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acts as an intermediary for natural resources and energy companies to the investment community. She has occupied that position since July 2005. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. She is a director of Lucky Strike Resources, Ltd., a company with securities traded on the TSX Venture Exchange ("TSX-V"). From October 2008 to July 2009, she served as a director of Lake Victoria Mining Company, a mineral exploration company with securities traded on the OTCQB. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby's 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world provide her with the appropriate skills and experience to serve as member of our Board.

        Leanne M. Baker.    Dr. Baker, Managing Director of Investor Resources LLC, has been consulting for the mining and financial services industries since January 2002. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico-Eagle Mines Ltd., a company with securities traded on the TSX and NYSE; Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V; and Kimber Resources Inc., with securities traded on the TSX and NYSE Amex. Our Board believes that Dr. Baker's background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines.

        Peter Bojtos.    Mr. Bojtos is licensed as a Professional Engineer in the Province of Ontario, Canada and for the past 15 years, has been a director of several U.S. and Canadian mining and exploration companies. Mr. Bojtos presently serves, or has served within the last five years, as a director of the following companies with securities registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"): (i) Apolo Gold & Energy, Inc. from February 2006 to November 2010, with securities traded on the OTCQB; (ii) Fischer-Watt Gold Company from April 1996 to the present, with securities traded on the OTCQB; (iii) Tournigan Energy Ltd. from August 2002 to the present, with securities traded on the TSX-V; (iv) Desert Sun Mining Corp. from June 2002 to April 2006, with securities traded on the American Stock Exchange, now known as the NYSE Amex, and TSX; and (v) Yukon-Nevada Gold Corp. (formerly Queenstake Resources Ltd.) from June 2000 to May 2008, with securities traded on the TSX and NYSE Amex. In addition, Mr. Bojtos presently serves as a director for four publicly-traded foreign companies whose securities are not registered under Section 12 of the Exchange Act. Mr. Bojtos also presently serves as President and CEO of Fischer-Watt Gold Company Inc. which is engaged in mineral exploration. Our Board believes that Mr. Bojtos' educational background and 38 years of experience in the mining industry, along with his broad knowledge and understanding of corporate finance and governance gained through serving as a director of various companies over the past 25 years, provides him with the necessary skills and qualifications to serve as a member of our Board. Mr. Bojtos received a B.Sc. with Honors from the University of Leicester in England.

        Declan J. Costelloe.    Mr. Costelloe is a Chartered Engineer (Engineering Council UK) and a mining geologist. He is an Executive Vice President and the Chief Operating Officer of Colt Resources Inc., positions he has occupied since February 2011 and has served as a director of Colt Resources since October 2010. He is currently a director of Bravo Gold Corp. and Alexandria Minerals

Corporation, each with securities traded on the TSX-V, and served as a director of VG Gold Corp. from 2005 until its merger with Lexam Explorations Inc. effective January 1, 2011. The securities of VG Gold traded on the TSX. He is also President of Celtic Mining Ltd., an independent mining consulting firm, a position he has occupied since May 2006. From January 2007 until January 2008, he held the position of Investment Manager and Director of Research for the Goldfish Fund, a private fund focused primarily on precious metal equities. From September 2003 until March 2006, he held the position of Investment Manager for Veneroso Associates Gold Advisors, an investment company focusing on the gold industry. Our Board believes that Mr. Costelloe's wide range of experiences with various precious metal mining and exploration businesses, combined with his investment experience, assist with his oversight of company management and provide him with the appropriate skills to serve as a member of our Board.

Our Executive Officers

        In addition to Mr. McEwen (see biography above), we have the following executive officers as of the date of this proxy statement:

        Perry Y. Ing.    On March 3, 2008, Mr. Ing joined US Gold as Vice President of Finance. Effective April 1, 2008, Mr. Ing began serving as our Vice President and Chief Financial Officer. He was appointed Secretary in June 2008 and served in that capacity until August 2009. Simultaneous with his position with our company, Mr. Ing has served as the Chief Financial Officer of Minera Andes since April 2010. From June 2005 until December 31, 2010, Mr. Ing served as the Chief Financial Officer of Lexam. From November 2005 until February 2008, Mr. Ing was a financial consultant for Barrick Gold Corporation ("Barrick"). In that position, he provided transactional support services and served as project manager for valuations in connection with significant Barrick acquisitions. From December 2003 to September 2005, Mr. Ing served as the Corporate Controller for Goldcorp Inc. Mr. Ing was responsible for financial reporting and the financial control environment of the company. From September 1997 to November 2003, he was a member of the assurance and business advisory services practice for PricewaterhouseCoopers, LLP and was promoted to manager in July 2001. In those positions, he was responsible for supervising and executing audits with an industry focus on international mining companies. In 1997, Mr. Ing received a Bachelor of Commerce from the University of Toronto. Mr. Ing holds professional designations as a Chartered Accountant in Ontario (2000), Certified Public Accountant in the State of Illinois (2001), and Chartered Financial Analyst (2003).

        Ian J. Ball.    Effective August 1, 2008, Mr. Ball was appointed Vice President, Mexico, and in August 2010, he was promoted to Senior Vice President. Prior to becoming a full-time employee and officer of our company, Mr. Ball served as a consultant assisting with exploration and investor relations since July 2005. From April 2006 to December 31, 2010, Mr. Ball served as Vice President, Corporate Development of Lexam. During that time, Mr. Ball also worked for McEwen Capital and was responsible for assisting with financing transactions and the management of various exploration programs for other entities in which Mr. McEwen had an interest. From April 2004 to July 2005, Mr. Ball worked at Goldcorp Inc. Mr. Ball received a diploma in Business Administration from Durham College and a Bachelor of Commerce degree from Ryerson University in Toronto, Ontario.

        Stefan Spears.    Effective August 1, 2008, Mr. Spears was appointed Vice President, Projects. Prior to accepting this position, Mr. Spears served us as a consultant in various capacities since July 2005. From September 2005 to December 31, 2010, Mr. Spears served as the Vice President of Strategic Development for Lexam. Prior to July 2005, Mr. Spears was focused on completing his degree. Mr. Spears received a Bachelor of Science degree in Civil-Structural Engineering from Queen's University in Kingston, Ontario.

        Nils Engelstad.    Effective August 5, 2009, Mr. Engelstad was appointed Corporate Secretary. He also serves as Vice President of Corporate Affairs for Minera Andes, a position he has held since September 2009. From September 2009 to December 2010, he served as Vice President, Legal, and Corporate Secretary of Lexam and continues as the Corporate Secretary for Lexam VG on a part-time basis in addition to his service with US Gold. From June 2007 to July 2009, Mr. Engelstad was in private practice with the law firm Stikeman Elliott LLP in Toronto, Canada practicing corporate and securities law. Mr. Engelstad received a Bachelor of Arts degree from the University of Toronto in 2002, and Bachelor of Laws (LL.B) degree from the University of Windsor in 2007. He is a member in good standing with the Law Society of Upper Canada.

        Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

        If a quorum is present at the meeting, directors are elected by a plurality of votes (i.e., the five candidates receiving the highest number of votes will be elected to the Board of Directors). You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the nominees listed above, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

 PROPOSAL FOR
APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card)

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC and commonly referred to as "Say-On-Pay."

        As described more fully under the heading "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS—Compensation Discussion and Analysis" in this proxy statement, our executive compensation programs are designed to attract, motivate and retain our named executive officers who are critical to our success. The programs are designed to align the interest of our named executive officers with our shareholders and to fairly reward them for creating shareholder value and achieving our business objectives. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to our company performance and individual performance.

        Shareholders are urged to read the "Compensation Discussion & Analysis" section of this proxy statement, beginning on page 12, which discusses how our executive compensation policies implement our compensation philosophy, and the Summary Compensation Table section of this proxy statement, which includes tabular and narrative information about the compensation of our named executive officers. This discussion includes information about fiscal 2010 compensation of our named executive officers and our executive compensation programs. The Compensation Committee and our Board of Directors believes that these policies are effective in implementing our compensation philosophy and in achieving its goals.

        We are asking our shareholders to indicate their support for our executive compensation program as described in this proxy statement. This Say-On-Pay proposal gives our shareholders the opportunity to express their views on our fiscal year 2010 executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. Accordingly, we ask our shareholders, on an advisory basis, to approve the following resolution:

  RESOLVED, that the shareholders of US Gold Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the 2011 annual meeting, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and any related narrative discussion.

        The Say-On-Pay vote is advisory, and therefore not binding on our company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders and to the extent that there is any significant vote against the compensation of the named executive officers as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Necessary to Approve Proposal 2

        If a quorum is present at the meeting, the affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve our executive compensation program. The Board of Directors unanimously recommends a vote FOR the approval of our executive compensation program, as described in the "Compensation Discussion & Analysis" and Summary Compensation table section of this proxy statement.

 PROPOSAL FOR
APPROVAL OF FREQUENCY OF SHAREHOLDER VOTE
ON EXECUTIVE COMPENSATION

(Proposal 3 on Proxy Card)

        The Dodd-Frank Act also requires that we include in our proxy statement a separate advisory (non-binding) shareholder vote to advise on how frequently we should seek a Say-On-Pay vote. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every one, two or three years. We are required under the Dodd-Frank Act to solicit a shareholder preference regarding the frequency of future advisory votes on executive compensation at least once every six years.

        Our Board of Directors believes that the shareholders should consider our executive compensation once every three years. We believe this will provide shareholders with a long-term view of our results as they relate to the compensation of our executives, and will promote stability in our compensation policies and practices. A vote once every three years would also provide our Board of Directors and our Compensation Committee sufficient time to thoroughly evaluate and respond to shareholders' input and, if appropriate, effectively implement any changes to our executive compensation program. We also believe that a three-year vote cycle would reduce the burden on shareholders having to consider this proposal on an annual basis.

        We also understand that arguments exist in favor of having an annual or bi-annual Say-On-Pay vote. These arguments include the fact that Say-On-Pay votes are a communication vehicle and communication can be most useful when it is received frequently; that annual or bi-annual Say-On-Pay advisory votes may provide a higher level of accountability and direct communication between shareholders and our Board of Directors; and the fact that having a Say-On-Pay vote every year would make it easier to understand whether the shareholder vote pertains to the compensation year immediately preceding the vote or pay practices from the previous two or three years.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting.

Vote Necessary to Approve Proposal 3

        If a quorum is present at the meeting, the frequency of vote option (one, two or three years) receiving the highest number of votes will be approved. However, because this vote is advisory and not binding on our Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation with more or less frequency than the option approved by our shareholders. The Board of Directors unanimously recommends a vote FOR the proposal of "every three years" as the frequency of future shareholder advisory votes on executive compensation, and proxies solicited by the Board of Directors shall be so voted in the absence of instructions to the contrary.

 PROPOSAL FOR
RATIFICATION OF AUDITORS

(Proposal 4 on Proxy Card)

        On April 25, 2011, the Audit Committee of the Board of Directors unanimously approved the appointment of KPMG LLP as the independent registered accounting firm which will conduct our financial audit for the year ending December 31, 2011, and solicits the ratification of this appointment by the shareholders.

        Neither KPMG LLP, any of its members nor any of its associates, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to shareholders' questions and to make any statements they consider appropriate.

Vote Necessary to Ratify Proposal 4

        The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

 LEGAL PROCEEDINGS

        No material legal proceedings, to which we are a party or to which our property is subject, is pending or is known by us to be contemplated in which any officer, director or any owner of record or beneficial owner of more than five percent of any class of our voting securities is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2010, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were satisfied timely.

CORPORATE GOVERNANCE

Communications to the Board of Directors

        Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders. Any shareholder who desires to contact the Board of Directors may do so by fax, telephone, or regular mail to the Board of Directors, c/o Nils Engelstad, Corporate Secretary, 99 George Street, Third Floor, Toronto, Ontario, Canada M5A 2N4, telephone (647) 258-0395, facsimile (647) 258-8408. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The Corporate Secretary will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. Shareholders can also send electronic communications to the Board via e-mail to nils@usgold.com. The Corporate Secretary will forward the communication to the intended recipient.

        Our directors periodically review communications from shareholders and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors are also encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Mr. McEwen, Ms. Ashby, Dr. Baker and Mr. Bojtos attended our 2010 annual meeting.

Board Leadership Structure and Risk Oversight

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company's Chief Executive Officer serve as Chairman is in the best interest of the Company's shareholders. This structure makes the best use of Mr. McEwen's extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company's management and the Board.

        Companies face a variety of risks, including financial reporting, legal, credit, liquidity, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with Company's risk profile, and (4) integrate risk management into Company decision-making.

        The Board as a whole oversees risk management after receiving briefings provided by management and advisors as well as its own analysis and conclusions regarding the adequacy of the Company's risk management processes.

Board Committees and Meetings

        Our Board of Directors maintains a standing (i) Audit, (ii) Compensation and (iii) Nominating and Corporate Governance Committee. During the year ended December 31, 2010, the Board of Directors met six times, including two non-executive sessions, and took action by consent in lieu of a meeting on six other occasions. No directors attended less than 75% of the meetings held during 2010.

        Audit Committee.    Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the 1934 Act. The Audit Committee met four times and took action by consent on one occasion during the last fiscal year.

        Our Board of Directors has determined that Leanne Baker, the chairperson of the Audit Committee, qualifies as an audit committee financial expert in that she has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the audit committee functions. Dr. Baker acquired these attributes through experience in analyzing financial statements of other companies, and through her experience as an audit committee member for other companies.

        The Board of Directors adopted a revised written charter for the Audit Committee on January 7, 2011, a copy of which is available on our website at http://www.usgold.com.

        Audit Committee Report.    The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

        We have reviewed and discussed the audited consolidated financial statements of US Gold Corporation for the year ended December 31, 2010 with management and have reviewed related written disclosures of KPMG LLP, our independent accountants for 2010, of the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from KPMG LLP required by regulatory and professional standards and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

        We have also reviewed the various fees that we paid or accrued to KPMG LLP during 2010 for services they rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services they rendered.

        The following table sets forth fees paid to our independent registered public accounting firm KPMG LLP(Canada) for the last two fiscal years:

	2010	2009
Audit Fees	$283,940	$260,368
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees(1)	9,476	134,570

Total Fees	$293,416	$394,938

(1)
Consists of fees for other corporate purposes that are not included in the other categories of fees, including review of securities registration statements.

        It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Leanne M. Baker (Chairperson and member)
Peter Bojtos (member)
Declan J. Costelloe (member)

        Compensation Committee.    The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, and reviewed and approved by, the Compensation Committee. Also as described in our Compensation Discussion & Analysis, we retained a compensation consultant in 2011 to assist in reviewing the form and amount of compensation for our named executive officers. Our compensation consultant reviewed the forms and amount of compensation paid to our named executive officers, compared such compensation to compensation paid by other companies which we considered part of our peer group and made recommendations regarding compensation of these individuals for 2011. The compensation consultant was identified and retained by the Compensation Committee, and was not recommended by management. The compensation consultant provided no other services to US Gold during 2010 or 2011.

        The Compensation Committee is comprised of Michele Ashby, who serves as chairperson, Declan J. Costelloe and Leanne Baker. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. The committee met three times during 2010. A current copy of the Compensation Committee Charter is available on our website at http://www.usgold.com. The charter is reviewed annually and updated as necessary or appropriate.

        Compensation Committee Report.    The Compensation Committee is pleased to present the following Compensation Committee report:

        We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
Michele L. Ashby (Chairperson and member)
Declan J. Costelloe (member)
Leanne M. Baker (member)

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee served as an officer or employee of US Gold during 2010 or was formerly an officer or employee of US Gold or had any relationship requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2010 where any of our executive officers served as a member of the compensation committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, comprised of Michele Ashby, Declan Costelloe and Peter Bojtos, who serves as chairperson, is responsible for periodically reviewing the size and composition of the board and its committee structure, identifying individuals that it believes are qualified to become members of the board based on criteria approved by the board, recommending to the board director nominees for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The committee met one time during 2010.

        A current copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://www.usgold.com. The charter is reviewed annually and updated as necessary or appropriate.

        The Nominating and Corporate Governance Committee will consider director candidates nominated by shareholders and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating and Corporate Governance Committee c/o Nils Engelstad, Corporate Secretary, 99 George Street, Third Floor, Toronto, Ontario, Canada M5A 2N4. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

  •
  name and address of the shareholder making the recommendation;

  •
  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

  •
  the name, address and resume of the recommended nominee; and

  •
  the written consent of the recommended nominee to serve as our director if so nominated and elected.

        Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

        If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The committee evaluates new nominees based on criteria including, but not limited to, independence, diversity, age, skills, experience, diligence, potential conflicts of interest and time availability and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Board Diversity

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee annually reviews the individual skills and characteristics of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

        Our Board of Directors adopted a Corporate Opportunity Policy effective February 13, 2006, which provides that if a possible corporate opportunity becomes available to an officer or director, he or she must disclose the opportunity in reasonable detail to our Board of Directors and may not consummate the opportunity unless and until he or she has received the approval or ratification of the affirmative vote of a majority of the disinterested directors. For purposes of this policy, a "corporate opportunity" is generally any business opportunity in which we have a legal interest, in which we have an expectancy, which we have identified as an opportunity by resolution of our Board of Directors or which involves the acquisition of, or participation in, a business involving the ownership, development or extraction of precious metals.

        We also maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board. A current copy of these documents is available on our website at http://www.usgold.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

        The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2010, as well as the other individuals included in the Summary Compensation Table below, are referred to as "named executive officers" throughout this Compensation Discussion and Analysis.

        Overview of Compensation Philosophy, Objectives and Policies.    Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive's or key employee's compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including salaries, and rewarding executives and other employees in the event that US Gold is successful. To promote this culture, our executives receive relatively modest base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and US Gold is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk taking behavior that would likely have a significant negative impact on our company.

        Elements and Mix of Compensation.    Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

        The salary of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. Effective January 2010, we instituted a policy under which cash bonuses paid to certain members of senior management, including the named executive officers, are expected to be invested in our common stock up to an amount equal to 30% of the bonus, and that such common stock be held for a minimum of three years from the date of purchase. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

        Determining Executive Compensation.    Each January, the Compensation Committee reviews and recommends to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board prefers to review compensation in January and consider options at that time as it can review the performance of relevant individuals for the prior fiscal year and also because there is limited risk of blackout restrictions in the trading of our common stock from exploration or financial results during this time of year.

        Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices. In 2007, we commissioned a report from an independent consulting firm to assist in the assimilation of the three target companies that we acquired in that year, which report addressed a variety of subjects relevant to that objective, including a compensation philosophy that would serve to retain the employees of the target companies. This report included, in part, a discussion of the elements and mix of compensation perceived necessary to retain employees of the target companies and to attract new employees to US Gold, including the base salary rates for various categories of employees. The elements and mix of compensation recommended by the independent consultant included a base salary and incentive compensation in the form of stock options. The recommended mix of compensation included base compensation sufficient to be competitive in the industry and to provide adequate financial security to enable each employee to focus on value creation. The report recommended that the equity incentive compensation should allow each employee the opportunity to achieve more financial independence in the event that their competencies are fully developed and realized. The report did not include a specific comparison of the compensation or performance of US Gold to any particular company or group of companies; rather, the information was based on a proprietary database maintained by the consultant. The report was compiled using data from the natural resource sector of the economy, including among others, mining, construction and oil and gas companies.

        With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. Our Compensation Committee utilized in part the information provided by this compensation consultant in evaluating the recommendations of our Chief Executive Officer. We believe the philosophy of our

Chief Executive Officer is consistent with the recommendation of the independent consultant as to the elements and mix of compensation. Specifically, he believes that the base salary of the named executive officers should be competitive, but not the principal source of compensation, and that the equity incentive portion of the compensation should be the primary source of reward. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our status as an exploration-stage company. The range of compensation recommended by our Chief Executive Officer for the named executive officers was generally within the range suggested by the consultant.

        In January 2011, the Compensation Committee engaged Bill Heck of the Harlon Group and Ted Willey of the Board of Directors Development Group (collectively, the "Harlon Group") as consultants to assist in assessing the relative performance and executive compensation of US Gold to a peer group of companies. This is the first occasion on which this consultant was engaged to perform services on behalf of US Gold.

        As part of its analysis, the Harlon Group reviewed compensation levels for a number of companies that were deemed comparable to US Gold in terms of market capitalization, industry focus and stage of development (i.e., peer group companies), current US Gold executive compensation levels and the performance of US Gold compared to the peer group and to the market. The peer group companies were selected from the McEwen Capital Junior Gold Index and included companies with a minimum market capitalization of $50 million, minimum trading liquidity of $50,000 per day, securities traded on the TSX, TSX-V, NYSE, NYSE Amex or NASDAQ, and having no commercial production. The peer group companies are listed in Annex A to this proxy statement. Using 2009 data, the Harlon Group also analyzed the relevant amounts of base compensation, variable compensation and equity incentive compensation provided to US Gold officers and other companies in the peer group. The Compensation Committee considered and reviewed this data in establishing executive compensation levels for fiscal 2011. The Committee also considered granting additional forms of compensation, such as stock awards, but decided against such awards. The Compensation Committee compared the compensation of US Gold's executives with that of the executive officers of the peer companies and the market data as a whole, rather than any individual company within such survey.

        In considering the data provided by the Harlon Group, the Compensation Committee noted that US Gold's executive base salaries were generally below the market median (sometimes significantly below) and that US Gold's overall executive compensation levels were also below the market median. At the same time, US Gold's stock price performance exceeded the market median. The Compensation Committee, in establishing compensation for 2011, did not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. Other than the data supplied by the Harlon Group described above, the Compensation Committee does not use peer group executive compensation information.

        As discussed in more detail below, in 2010 and 2011, each executive received a mix of compensation comprised of base salary, cash bonuses and equity awards. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation. In recent years, in line with our corporate culture and the objectives of our compensation program, we have emphasized variable compensation under the bonus plan and equity awards rather than base salary to compensate the named executive officers.

        Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance.

There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. However, as part of the work performed by the Harlon Group, we have requested that it assist in the establishment of performance metrics which might be used by our Compensation Committee to evaluate objectively the performance of our named executive officers for purposes of awarding cash bonuses in the future. However, as of the date of this proxy statement, no such parameters have been recommended or adopted. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

        The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers' compensation package. Under our Equity Incentive Plan, we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced based on the closing market price of our common stock on the grant date, which is the date the Board approves the award. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our status as an exploration stage company with no revenue, and our need to conserve working capital, we believe our compensation structure is weighted more toward equity compensation and less toward salary and other forms of cash compensation.

        Specific Compensation Decisions.    During the 2010 fiscal year, the named executive officers except Robert McEwen, our Chief Executive Officer, received base salaries in accordance with their respective employment agreements. Ian Ball, Senior Vice-President, was promoted from the position of Vice President—Mexico in August 2010 and in connection with such promotion, received an increase in base salary from $125,000 to $150,000. The Compensation Committee believed that these base salaries were appropriate in light of each named executive officer's area of responsibility and level of experience, and was competitive in the industry based on information obtained from the independent consultant retained in 2007 and information possessed by members of that Committee from experience in our industry. Mr. McEwen has not been paid a salary since he assumed the role of Chief Executive Officer in 2005.

        In February 2011, our Board of Directors approved cash bonuses to the named executive officers other than Mr. McEwen for services rendered in 2010. Mr. Ing received a bonus of $11,250, Mr. Ball received $45,000 and Mr. Spears received $37,500. Since certain of the named executive officers serve on a part-time basis for companies other than US Gold, the foregoing amounts reflect the bonus amount attributable to US Gold. The amount of these bonuses was determined based on the recommendation of our Chief Executive Officer, taking into account the need to conserve valuable working capital and our philosophy that compensation should be weighted toward equity compensation, balanced against the performance of each named executive officer during the fiscal year. Mr. Ball received the largest bonus based on significant achievements in our exploration program in Mexico, followed by Mr. Spears in recognition of the significant effort exerted in connection with our Tonkin Property. The bonus paid to Mr. Ing and the absence of a bonus for Mr. Engelstad reflect bonuses paid to them by other companies for which they provide service.

        In February 2010, a total of 738,000 options were issued to executive officers, employees, and consultants of our company, of which 345,000, or 47%, were issued to our named executive officers. We do not use a formula in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. The number of shares granted to each named executive officer for fiscal 2010 is set forth in the grants of plan-based awards table.

        In connection with its annual review of executive compensation in 2011, our Compensation Committee recommended, and the Board approved, increases in the base salary of each of our named executive officers except Mr. McEwen. Each of the named executive officers received an increase of 20% over their then-existing base compensation, partly in recognition of the findings of the Harlon Group that the base compensation of our executive officers was below the median of our peer companies and our desire to remain competitive in the industry. We did not target any specific percentile of the median is establishing these increases. Also in conjunction with this annual review, the Board of Directors approved the grant of a total of 947,000 options to purchase our common stock, of which 403,000, or 42%, were issued to our named executive officers.

        Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

Summary Compensation Table

        The following table sets forth the total compensation paid during the last three completed fiscal years to our named executive officers, including the individuals serving as our principal executive officer and principal financial officer during 2010 and the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2010 (who are not our principal executive officer and principal financial officer):

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(6)	All Other Compensation		Total
Robert R. McEwen	2010	$—	$—	$—	$—	$—		$—
Chairman and Chief	2009	—	—	—	773,662	—		773,662
Executive Officer(1)	2008	—	—	—	—	—		—
Perry Y. Ing	2010	$90,450	$11,306	$—	$178,665	$—		$280,421
Vice President and Chief	2009	128,452	33,302	—	38,683	—		200,437
Financial Officer(2)	2008	91,652	—	—	454,306	—		545,958
Ian J. Ball	2010	$109,390	$22,613	$—	$297,774	—		$429,777
Senior Vice President(3)	2009	107,044	33,302	—	23,210	—		163,556
	2008	35,524	—	—	252,419	31,354	(7)	319,297
Stefan Spears	2010	$110,500	$18,844	$—	$148,887	—		$268,231
Vice President, Projects(4)	2009	107,044	—	—	23,210	31,354	(7)	130,254
	2008	35,524	—	—	252,419	31,777	(7)	319,297
Nils Engelstad	2010	$11,055	$—	$—	$59,555	$—		$70,610
Corporate Secretary(5)	2009	—	—	—	—	—		—
	2008	—	—	—	—	—		—

(1)
Mr. McEwen was granted stock options to purchase 1,000,000 shares of our common stock as compensation for service in his capacity as our Chief Executive Officer. The options vest in three equal installments annually beginning on January 7, 2010 and continuing thereafter so long as Mr. McEwen remains with our company.

(2)
Mr. Ing began serving as Chief Financial Officer effective April 1, 2008. As of the date of this proxy statement, Mr. Ing dedicates approximately 60% of his time to the Company.

(3)
Mr. Ball was promoted to Senior Vice President on August 5, 2010. Prior to that, he served as Vice President, Mexico since August 1, 2008.

(4)
Mr. Spears was named Vice President, Projects effective August 1, 2008.

(5)
Mr. Engelstad was appointed Corporate Secretary on August 5, 2009 and also serves as the company's in-house corporate counsel. Salary and compensation reflects a part-time position.

(6)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 9 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2010 for a description of certain assumptions made in connection with the valuation of these option awards.

(7)
Represents consulting fees received by the named executive officer prior to employment with the Company.

        The named executive officers received salary as provided by the terms of their respective employment agreements.

        On February 21, 2008, we executed an employment agreement with Perry Ing to serve as Vice President of Finance and to succeed our Chief Financial Officer when he retired at the end of March 2008. Mr. Ing began serving as Chief Financial Officer effective April 1, 2008 and our employment agreement with him expired February 28, 2011. We are currently negotiating a new written employment agreement for Mr. Ing and he continues to serve as our Vice President and Chief Financial Officer under substantially the same terms as provided in the February 2008 employment agreement, except that base salary was increased to Cdn$180,000 from Cdn$150,000. We anticipate executing a new employment agreement with Mr. Ing in the near future. In that event, it is likely that Mr. Ing would be entitled to certain payments in the event his employment is terminated under certain circumstances. If we terminate the agreement without cause, or if the executive officer terminates the agreement with good reason, we would be obligated to pay one year's salary. Termination by an executive officer with good reason includes a "change in control," defined in the agreement to include the sale by the company of substantially all of its assets, the sale, exchange or other disposition of at least 50% of the outstanding voting shares of the company, a decision by the company to terminate its business and liquidate its assets, or the merger or consolidation of the company with another entity or any other type of reorganization where the company is not the surviving entity.

        Effective August 1, 2008, we executed employment agreements with Ian Ball and Stefan Spears, respectively, for three year terms. The terms of the employment agreements are identical. The executives are each entitled to annual salary of Cdn$125,000, paid in semi-monthly installments. Each executive would be entitled to certain payments in the event his employment is terminated under certain circumstances. If we terminate the agreement without cause, or if the executive officer terminates the agreement with good reason, we would be obligated to pay one year's salary in accordance with our regular pay schedule, or monthly salary for as many months in the period between the date of termination and July 31, 2011, if this period is less than one year. Termination by an executive officer with good reason includes a "change in control" as defined above.

Grants of Plan Based Awards

        The grants of plan based awards under our Equity Incentive Plan to each named executive officer during the year ended December 31, 2010 are as follows:

								All Other Stock Awards: Number of Shares of Stocks or Units
											Grant Date Fair Value of Stock and Option Awards(2)
									All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold(1)	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)
Perry Y. Ing	2/17/2010	—	—	—	—	90,000	—	—	—	2.51	$178,665
Ian J. Ball	2/17/2010	—	—	—	—	150,000	—	—	—	2.51	$297,774
Stefan Spears	2/17/2010	—	—	—	—	75,000	—	—	—	2.51	$148,887
Nils Engelstad	2/17/2010					30,000				2.51	$59,555

(1)
All of the options granted in 2010 are subject to a vesting schedule which requires that the named executive is an employee of or consultant to the Company in order to exercise such options on the respective vesting date.

(2)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 9 to the consolidated financial statements filed with the 10-K for the year ended December 31, 2010 for a description of certain assumptions made in connection with the valuation of these option awards.

        In March 2011, the named executive officers were awarded additional options under our Equity Incentive Plan. Mr. Ing received options to purchase up to 100,000 additional shares, Mr. Ball 160,000 shares, Mr. Spears 93,000 shares and Mr. Engelstad 50,000 shares. All of the options vest over a period of three years beginning one year from the date of grant and are exercisable for a period of 10 years at a price of $7.10 per share.

Outstanding Equity Awards at Fiscal Year-End

        The outstanding equity awards for the named executive officers as of December 31, 2010 are as follows:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)	($)	(#)	($)
Robert R. McEwen	333,333	666,667	(1)	—	0.91	1/7/2019	—	—	—	—
Perry Y. Ing	100,000	50,000	(2)	—	3.57	3/3/2018	—	—	—	—
Perry Y. Ing	—	33,334	(1)	—	0.91	1/7/2019	—	—	—	—
Perry Y. Ing	—	90,000	(3)	—	2.51	2/17/2020	—	—	—	—
Ian J. Ball	24,000	—		—	2.12	11/14/2015	—	—	—	—
Ian J. Ball	10,000	5,000	(4)	—	3.28	1/22/2018	—	—	—	—
Ian J. Ball	100,000	50,000	(5)	—	1.69	8/6/2018	—	—	—	—
Ian J. Ball	—	20,000	(1)	—	0.91	1/7/2019	—	—	—	—
Ian J. Ball	—	150,000	(3)	—	2.51	2/17/2020	—	—	—	—
Stefan Spears	24,000	—		—	2.12	11/14/2015	—	—	—	—
Stefan Spears	10,000	5,000	(4)	—	3.28	1/22/2018	—	—	—	—
Stefan Spears	70,000	50,000	(5)	—	1.69	8/6/2018	—	—	—	—
Stefan Spears	—	20,000	(1)	—	0.91	1/7/2019	—	—	—	—
Stefan Spears	—	75,000	(3)	—	2.51	2/17/2020	—	—	—	—
Nils Engelstad	—	30,000	(3)	—	2.51	2/17/2020	—	—	—	—

(1)
The options vest in equal installments over three years beginning January 7, 2010.

(2)
The options vest in equal installments over three years beginning March 3, 2009.

(3)
The options vest in equal installments over three years beginning February 17, 2011.

(4)
The options vest in equal installments over three years beginning January 22, 2009.

(5)
The options vest in equal installments over three years beginning August 6, 2009.

Option Exercises and Stock Vested Table

        The following table describes the value realized by our named executive officers for options exercised during the year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Perry Y. Ing	16,666	49,331	—	—
Ian S. Ball	10,000	18,200	—	—
Stefan Spears	40,000	71,000	—	—

(1)
Based on the closing price of our common stock on the NYSE Amex on the date of exercise of the options.

Director Compensation

        In November 2005, we established a compensation program for our directors except Mr. McEwen, which provides cash payments to directors in addition to long-term incentive equity awards. Directors receive fees of $20,000 annually for their service and additional amounts for committee service. The committee service amounts range from $2,000 to $10,000 annually, depending on the type of committee and whether the individual takes on additional responsibility as chairperson. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for fiscal 2010 is as follows:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michele Ashby	$25,000	$—	$59,555	$—	$—	$84,555
Leanne Baker	30,000	—	59,555	—	—	89,555
Peter Bojtos	27,000	—	59,555	—	—	86,555
Declan Costelloe	22,000	—	59,555	—	—	81,555

(1)
Mr. McEwen is omitted from this table since he did not receive compensation in 2010 for service as a director.

(2)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 9 to the consolidated financial statements filed with the annual report on Form 10-K for the year ended December 31, 2010 for a description of certain assumptions made in connection with the valuation of these option awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Procedures and Policies.    We consider "related party transactions" to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

        The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.usgold.com.

        Transactions with Related Parties.    Effective June 1, 2006, we entered into a Management Service Agreement ("Services Agreement") with 2083089 Ontario, Inc. ("208") pursuant to which 208 agreed to provide us with services including public and investor relations, market analysis and research, property evaluation, sales and marketing and administrative support. Similar contracts were entered into with 208 for calendar years 2008, 2009 and 2010, each expiring on December 31 of the subject year. A company owned by Robert McEwen, our Chairman, Chief Executive Officer and the beneficial owner of more than 5% of our common stock, is the owner of 208 and Mr. McEwen is the chief executive officer and sole director of 208. We paid approximately $200,000 in 2009 and $100,000 in 2010 to 208 under this agreement.

        Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P (of which Mr. McEwen is a limited partner and beneficiary) was made available to US Gold in order to expedite business travel. In his role as Chairman and Chief Executive Officer of US Gold, as well as senior management of two other junior mining companies, Mr. McEwen must travel extensively and frequently on short notice.

        Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. The hourly amount that US Gold has agreed to reimburse Mr. McEwen is well under half the full cost per hour of operating the aircraft or equivalent hourly charter cost and in any event less than even Mr. McEwen's preferential charter rate. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

        For the year ended December 31, 2010, US Gold paid approximately $100,000 to Lexam L.P for the use of this aircraft.

        These agreements were approved by the independent members of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of April 26, 2011, there were a total of 135,868,952 shares of our common stock and one share of our Series A Special Voting preferred stock outstanding. A trustee is the holder of the one share of Series A Special Voting preferred stock for and on behalf of the registered holders of the exchangeable shares of our subsidiary, Canadian Exchange Co. The exchangeable shares were issued in connection with the acquisition of the Target Companies in 2007. As of April 26, 2011, there were a total of 3,730,600 exchangeable shares outstanding (exclusive of shares owned by US Gold and its affiliates).

        The voting and exchange trustee is entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of Series A Special Voting Preferred Stock on all matters that may properly come before our shareholders at a meeting of shareholders. The share of Series A Special Voting Preferred Stock is entitled to that number of votes, which may be cast by the voting and exchange trustee at any meeting at which our shareholders are entitled to vote, equal to the number of outstanding exchangeable shares (other than shares held by us or our subsidiaries). The holders of our common stock and the holder of the Series A Special Voting Preferred Stock vote together as a single class. The exchangeable shares are exchangeable for shares of our common stock at any time on a one-for-one basis.

        All rights of a holder of exchangeable shares to exercise votes attached to the share of Series A Special Voting Preferred Stock will cease upon the exchange of that holder's exchangeable shares for shares of our common stock.

        The following table describes the beneficial ownership of our voting securities as of April 26, 2011 by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that the exchangeable shares owned by such persons, if any, constitute outstanding shares of our common stock). For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is 139,599,552 (which assumes that the 3,730,600 exchangeable shares constitute outstanding shares of our common stock, but does not include any shares issuable upon exercise of outstanding options except as set forth in the table). In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. As of April 26, 2011, there were outstanding options to acquire 3,966,334 shares of our common stock, some of which are not exercisable within 60 days of this proxy statement. Unless otherwise stated, all ownership is direct and the address of each individual is the address of our executive office, 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4.

	Shares Beneficially Owned
Name and Address of Beneficial Owners	Number		Percentage
2190303 Ontario Inc.(1)	28,477,527		20.4%
Robert R. McEwen(2)	29,144,193	(3)(4)	20.8%
Peter Bojtos(2) 2582 Taft Court Lakewood, CO 80215	245,000	(5)	*
Declan J. Costelloe(2) 2994 Routt Circle Lakewood, CO 80215	135,000	(5)	*
Michele L. Ashby(2) 300 S. Jackson St., Suite 220 Denver, CO 80209	125,000	(6)	*
Leanne M. Baker(2) 600 Grandview Road Sebastopol, CA 95472	148,000	(7)	*
Perry Y. Ing(2)	210,832	(8)	*
Ian Ball(2)	214,000	(9)	*
Stefan Spears(2)	166,000	(10)	*
Nils Engelstad(2)	10,000	(11)	*
All officers and directors as a group (nine individuals)	30,388,025	(3)(4)(5)(6)(7)(8)(9)	21.5%

*
Less than one percent

(1)
Robert R. McEwen, our Chief Executive Officer and Chairman of the Board, owns 100% of the outstanding common stock of 2190303 Ontario Inc.

(2)
Officer or Director

(3)
Includes 666,666 shares underlying options which are exercisable within 60 days of the date of this proxy statement.

(4)
Includes 28,477,527 shares of common stock held by 2190303 Ontario Inc.

(5)
Includes 130,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement

(6)
Includes 100,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement

(7)
Includes 118,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement

(8)
Includes 196,666 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement

(9)
Includes 199,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement

(10)
Includes 144,000 shares underlying stock options which are exercisable within 60 days of this proxy statement

(11)
Includes 10,000 shares underlying stock options which are exercisable within 60 days of this proxy statement

Changes In Control

        We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

        We anticipate that the next annual meeting of shareholders will be held in June 2012. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than December 30, 2011 in order to be considered for inclusion in the proxy statement for the 2012 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2012 annual meeting of shareholders without including such proposal in the 2012 proxy statement must provide us with a notice of such proposal no later than March 16, 2012. The proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        As a reporting company, we are subject to the informational requirements of the 1934 Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our common stock is listed on the NYSE and the TSX under the symbol "UXG."

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2010, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Nils Engelstad, Corporate Secretary, at 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4.

OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors
April 27, 2011	/s/ ROBERT R. MCEWEN Chairman and Chief Executive Officer

ANNEX A

US Gold Corporation Peer Group Companies for
Compensation Comparison

Name	Exchange/Symbol
Rainy River Resources Ltd.	TSX-V: RR.V
Rubicon Minerals Corporation	NYSE.A: RBY; TSX: RMX
Exeter Resource Corporation	NYSE.A: XRA; TSX: XRC
Guyana Goldfields Inc.	TSX: GUY
Gabriel Resources Ltd.	TSX: GBU
Fronteer Gold Inc.	Formerly NYSE.A: FRG
Romarco Minerals, Inc.	TSX: R
Ventana Gold Corp.	TSX: VEN
Greystar Resources, Inc.	TSX: GSL
Queenston Mining Inc.	TSX: QMI
Seabridge Gold, Inc.	NYSE.A: SA; TSX: SEA
Paramount Gold and Silver Corp.	NYSE.A: PZG; TSX: PZG
Silver Standard Resources, Inc.	NASDAQ: SSRI; TSX: SSO
International Tower Hill Mines Ltd.	NYSE.A: THM; TSX: ITH

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X US GOLD CORPORATION 01BX0A 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card  + 01 - ROBERT MCEWEN 02 - DECLAN COSTELLOE 03 - PETER BOJTOS 04 - MICHELE ASHBY 05 - LEANNE BAKER Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4 AND EVERY “3 YEARS” FOR PROPOSAL 3. 1. ELECTION OF DIRECTORS: 2. SAY ON PAY - AN ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 01 02 03 04 05 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain For Against Abstain 3. SAY WHEN ON PAY - TO HOLD THE ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION. 4. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011. 5. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain MMMMMMMMM MMMMMMMMMMMM 1 1 5 0 8 9 2

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated April 27, 2011, hereby appoints Robert McEwen and Perry Y. Ing or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of US Gold Corporation held of record by the undersigned on April 26, 2011, at the Annual Meeting of Shareholders to be held on June 14, 2011 at 1 King Street West, Grand Banking Hall, Toronto, Ontario, Canada at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. . Proxy — US GOLD CORPORATION